Exhibit 99.1

Aethlon Medical Announces FDA Approval of IDE to Treat Hepatitis C (HCV) Patients

SAN DIEGO – June 25, 2013 – Aethlon Medical, Inc. (OTCQB: AEMD), announced today that the United States Food and Drug Administration (FDA) has approved an Investigational Device Exemption (IDE) that allows the Company to initiate human feasibility studies of the Aethlon Hemopurifier® in the United States. The Hemopurifier® is a first-in-class medical device that targets the rapid elimination of life-threatening infectious disease and cancer glycopathogens from circulation.

Under the feasibility study protocol, Aethlon will enroll ten end stage renal disease (ESRD) patients who are infected with the Hepatitis C virus (HCV) to demonstrate the safety of Hemopurifier therapy. Successful completion of the feasibility study will set the stage for Aethlon to conduct pivotal studies required for market clearance to treat HCV and potentially other disease conditions.

“Obtaining FDA’s permission to initiate human studies has been our most important objective for several years,” stated Jim Joyce, Chairman and CEO of Aethlon Medical. “I salute the perseverance of our dedicated Aethlon team, their families, and loyal shareholders whose support allowed us to endure the challenges of navigating through FDA. We plan to reward your faith with clinical execution and progression toward a marketable therapy in the United States.”

Specific to the treatment of HCV, the Hemopurifier is uniquely positioned as an adjuvant to be incorporated with either interferon-based standard of care (SOC) or emerging all-antiviral drug regimens without adding drug toxicity.  In addition to augmenting the early viral kinetic response to SOC, the Hemopurifier is a candidate solution for viral rebound patients who traditionally are forced to discontinue therapy at the point HCV establishes resistance to drug regimens. Additionally, the Hemopurifier addresses the large population of HCV-infected ESRD patients for which SOC and emerging all-antiviral strategies may be contraindicated or not yet cleared. According to the World Health Organization (WHO), HCV is a blood-borne pathogen that affects upwards of 170 million persons, or 2-3% of the world's population. It is a leading cause of cirrhosis and liver transplantation.

The FDA approved Hemopurifier therapy feasibility study calls for a single-site enrollment of ten HCV-infected end-stage renal disease (ESRD) patients who have not received any pharmaceutical therapy for their HCV infection for at least 30 days. The protocol consists of a control phase which consists of three consecutive standard dialysis treatments during week one followed by the inclusion of the Hemopurifier during a total of six dialysis sessions conducted during weeks two and three. The rate of adverse events observed during the Hemopurifier therapy phase will be compared to the rate experienced during the control phase. Per-treatment changes of viral load will be observed through quantitative PCR analysis. Additionally, Aethlon may also choose to quantitate HCV viral copies captured within the Hemopurifier during each treatment session.

In studies previously conducted in India, Hemopurifier therapy was demonstrated to be well tolerated in treatment naïve HIV and HCV-infected ESRD patients when included during normally scheduled four-hour dialysis sessions. In these studies, average per treatment viral load reductions were observed to exceed 50% in both disease conditions. In follow-on studies of non-ESRD individuals infected with HCV, a three-treatment protocol of Hemopurifier therapy in combination with interferon-based standard of care (SOC) resulted in undetectable HCV in as little as seven days in hardest to treat genotype-1 patients. The studies also documented the ability of the Hemopurifier to capture as many as 300 billion HCV copies during a single six-hour treatment.

“Aethlon Medical has been laying the groundwork necessary to implement the now approved clinical trial protocol for several years” said Rod Kenley, Aethlon’s President. “We are finally able to move forward with our contract research and clinical partners in finalizing all of the activities that can now take place prior to initiating treatment of the first patient. While there is still some work to be done, today the biggest hurdle has been cleared and we are anxious to make rapid progress towards commercialization.”

The feasibility study protocol was originally designed as a human safety challenge and model for addressing drug and vaccine resistant bioterror and emerging pandemic threats such as the Middle East Respiratory Syndrome (MERS) now spreading overseas. In vitro studies conducted by leading government and non-government researchers have demonstrated that the Hemopurifier is able to capture a broad-spectrum of some of world’s deadliest viral pathogens. These include: Dengue hemorrhagic fever (DHF), Ebola hemorrhagic fever (EHF), Lassa hemorrhagic fever (LHF), H5N1 avian influenza (Bird Flu), H1N1 swine flu virus, the reconstructed 1918 influenza virus (r1918), West Nile virus (WNV) and Vaccinia and Monkeypox (MPV), which serve as models for human smallpox infection. Human efficacy studies are not permissible against high-threat bioterror and pandemic threats.

The Hemopurifier is also being tested for its ability to capture glycopathogen targets that initiate or enhance the progression of sepsis through a contract with the Defense Advanced Research Projects Agency (DARPA). Sepsis is a life-threatening illness triggered by an overwhelming infection of the bloodstream. Globally, there are 18 million cases of diagnosed sepsis per year and the incidence is rising at 8 to 10% annually.

In cancer, the Hemopurifier has been discovered to capture tumor-derived exosomes underlying several forms of cancer.  Tumor-derived exosomes have recently emerged to be a vital therapeutic target in cancer care. These microvesicular particles suppress the immune response in cancer patients through apoptosis of immune cells and their quantity in circulation correlates directly with disease progression. Beyond possessing immunosuppressive properties, tumor-derived exosomes facilitate tumor growth, metastasis, and the development of drug resistance.  By addressing this unmet medical need, the Hemopurifier is positioned as an adjunct to improve established cancer treatment regimens. In vitro studies to date have also documented that the Hemopurifier captures exosomes underlying lymphoma, melanoma, ovarian, and breast cancer.

In design, the Aethlon Hemopurifier consists of the affinity lectin Galanthus nivalis agglutinin (GNA) immobilized in the outer-capillary space of advanced plasma membrane technology. The design allows for extracorporeal therapeutic delivery to occur on standard CRRT and dialysis instruments already located in hospitals and clinics worldwide. The mechanism of the Hemopurifier to rapidly eliminate a broad-spectrum disease targets is based on GNA’s ability to selectively bind unique high mannose signatures that are abundant on the surface of cancer-secreted exosomes and glycoproteins that reside on the outer membrane of infectious viral pathogens.

The Company will continue to update shareholders, constituents and potential study participants as feasibility study milestones are achieved, including naming a principal investigator, initiation of patient enrollment and the beginning of treatments with the Aethlon Hemopurifier.

About Aethlon Medical

Aethlon Medical creates innovative medical devices that address unmet medical needs in cancer, infectious disease, and other life-threatening conditions. Our Aethlon ADAPT™ System is a revenue-stage technology platform that provides the basis for a new class of devices the rapid, yet selective removal of disease promoting particles from the entire circulatory system.  At present, The Aethlon ADAPT product pipeline includes the Aethlon Hemopurifier to address infectious disease and cancer, and a medical device being developed under a 5-year contract with DARPA to reduce the incidence of sepsis in combat-injured soldiers. For more information, please visit www.aethlonmedical.com.

Certain statements herein may be forward-looking and involve risks and uncertainties.  Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aethlon Medical, Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such potential risks and uncertainties include, without limitation, that the FDA will not approve the initiation of the Company's future clinical programs or provide market clearance of the Company's products, future human studies whether revenue or non-revenue generating from either compassionate use or non-compassionate use of the Aethlon ADAPT™ system or the Aethlon Hemopurifier® as an adjunct therapy to improve patient responsiveness to established cancer or hepatitis C therapies or sepsis therapies or as a standalone cancer or hepatitis C therapy or standalone sepsis therapy, the approval of the Company’s technologies or products as a treatment against pandemic threats, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies and provide its services, the impact of government regulations, patent protection on the Company's proprietary technology, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

James A. Joyce
Chairman and CEO
858.459.7800 x301
jj@aethlonmedical.com

Jim Frakes
Chief Financial Officer
858.459.7800 x300
jfrakes@aethlonmedical.com

Marc Robins
877.276.2467
mr@aethlonmedical.com